Exhibit 5.1

Jon E. Gavenman

+1 650 843 5055

jgavenman@cooley.com

September 9, 2016

TiVo Corporation

2 Circle Star Way

San Carlos, California 94070

Ladies and Gentlemen:

We have acted as counsel to TiVo Corporation, a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 30,661,700 shares of Company’s common stock, par value $0.001 per share (the “Company Common Stock”), including (i) 1,167,132 shares (the “2000 Rovi Plan Shares”) of the Company Common Stock to be issued pursuant to the Rovi Corporation 2000 Equity Incentive Plan (the “2000 Rovi Plan”), (ii) 17,156,228 shares (the “2008 Rovi Plan Shares”) of the Company Common Stock to be issued pursuant to the Rovi Corporation Amended 2008 Equity Incentive Plan (the “2008 Rovi Plan”), (iii) 7,257,083 shares (the “ESPP Shares”) of the Company Common Stock to be issued pursuant to the Rovi Corporation Amended 2008 Employee Stock Purchase Plan (the “ESPP”), (iv) 270,534 shares (the “1999 TiVo Plan Shares”) of the Company Common Stock to be issued pursuant to the TiVo Inc. Amended and Restated 1999 Equity Incentive Plan (the “1999 TiVo Plan”) and (v) 4,810,723 shares (the “2008 TiVo Plan Shares” and together with the 2000 Rovi Plan Shares, the 2008 Rovi Plan Shares, the ESPP Shares, the 1999 TiVo Plan Shares, the “Shares”) of the Company Common Stock to be issued pursuant to the TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan (the “2008 TiVo Plan” and together with the 2000 Rovi Plan, the 2008 Rovi Plan, the ESPP and the 1999 TiVo Plan, the “Plans”).

In connection with this opinion, we have examined (a) the Registration Statement, the Plans and the related prospectuses for the Plans, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (c) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, and the Registration Statement and applicable related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jon Gavenman
Jon Gavenman